Comments on 1st Quarter Fiscal 2017 Results
August 1, 2016

Please note that these comments include forward looking statements. Our actual results may differ materially from anticipated results. Additional information concerning factors that could cause results to differ materially is available in the Form 8K we are filing today, as well as in our recent 10K and 10Q filings.

Haemonetics presents supplemental non-GAAP financial measures. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures.
Consistent with our past practice, we have excluded certain costs and charges from our adjusted financial results and adjusted financial guidance. In the first quarter of fiscal 2017 and in guidance for the full year fiscal 2017 we excluded certain charges and reserves related to fiscal 2017 restructuring and related activities, as well as their tax effects. In the first quarter of fiscal 2016 we excluded certain charges for certain restructuring and related activities and their tax effects. The earnings information discussed for all periods, including guidance for future periods, also exclude deal related amortization expense and its tax effects.

Further details of first quarter fiscal year 2017 excluded amounts, including reconciliation of each non-GAAP financial measure with the most comparable GAAP measure and comparisons with the first quarter of fiscal 2016, are provided in our Form 8K and have been posted to our Investor Relations website. Our press release and website also include reconciliations of our GAAP and adjusted results for reported and prospective periods.

SUMMARY: 1st Quarter Fiscal 2017 Results

In the first quarter, total Company revenue was down 2% as reported and flat on a constant currency basis, as compared with the prior year’s first quarter. Strong performances in the Plasma and Hemostasis Management franchises continued, as did declines in the Blood Center business.

Our North America Plasma franchise delivered 15% growth in the first quarter, with approximately half of such growth from the continued ramp up of liquid solutions shipments. TEG disposables grew 14% as reported this quarter and 17% in constant currency.

There was one notable item in the first quarter that decreased our earnings. That item was the North American leukoreduction filter recall and its impact of $3 million on operating income, or $0.06 per share.

Our manufacturing engineering team determined the root cause and determined it affected only a single type of filter shipped to U. S. customers between mid-April and mid-June. The issue has been corrected and shipments have resumed to customers. Based on our knowledge of customer usage patterns and inventory levels, we expect affected product to be returned and discarded at a value of $2 million. Additionally, we have discarded $1 million of inventory on hand.

Revenue
Total revenue was $210 million in the first quarter of fiscal 2017, a decrease of 2% as reported and flat on a constant currency basis.

In the first quarter, Plasma disposables revenue was $90 million, an increase of approximately $9 million or 11% as reported, and 13% in constant currency. Shipments of saline and sodium citrate contributed about 6 percentage points of our plasma growth in the first quarter of fiscal 2017. Plasma growth was realized in all of our geographic regions.

Hemostasis Management revenue was $15 million in the first quarter, up 9% as reported and 12% in constant currency over the first quarter of fiscal 2016. TEG 5000 device sales slowed in anticipation of the TEG 6s full market release late in fiscal 2017. TEG disposables revenue, however, was $13 million in the first quarter, up 14% as reported and up 17% in constant currency.

Cell Processing revenue was $26 million in the first quarter, down 6% as reported and 3% in constant currency. Surgical, or Cell Saver, revenue was relatively flat, while OrthoPAT revenue represented most of the decline in Cell Processing.

In the first quarter, Blood Center revenue was $71 million, down $12 million or 15%. Excluding the impact of currency, Blood Center revenue declined by $11 million or 13% in the quarter.

Platelet disposables revenue was $27 million in the first quarter, down $4 million or 13% as reported, and down $3 million or 11% in constant currency, as declines in Japan were only partially offset by emerging markets growth.

The decline in Japan was attributable to order timing between the fourth quarter of fiscal 2016 and the first quarter of fiscal 2017, and the decreasing use of single-dose collection technology by our largest customer in that geography. Approximately 20% of platelet collections in Japan are currently performed with a competitor’s double-dose technology versus 8% a year ago.

Red cell disposables revenue was $8 million, down $3 million or 26% as reported and down 25% in constant currency, versus last year’s first quarter. The majority of the revenue decline is due to previously announced volume and pricing reductions in the U.S. We continued to implement our long-term contract with the American Red Cross during the first quarter. Through this agreement, we expect to achieve 100% of the ARC’s double red cell business, achieving greater volume at a lower price.

Whole blood revenue was $27 million in the first quarter, down $6 million or 18% as reported and down 16% in constant currency. North America whole blood revenue continues to be impacted by reductions in the U.S. red cell transfusion rates. The market decline rate in fiscal 2017 appears to be moderating, however patient blood management practices have not been implemented at all U.S. hospitals, so declines are expected to continue.

Gross Profit and Operating Income
The leukoreduction filter quality issue surfaced late in the first quarter of fiscal 2017 and resulted in $3 million of costs. Such costs are included in the GAAP and adjusted gross profit and operating income amounts discussed below.

First quarter gross profit was $91 million on a GAAP basis, down $11 million. Adjusted gross profit was $92 million, down $11 million of 11% from the prior year first quarter. A $4 million currency headwind was partially offset by a $2 million benefit from cost reduction initiatives implemented partway through the quarter.

First quarter fiscal 2017 gross margin was 43.4% on a GAAP basis and adjusted gross margin was 43.9%, down 460 basis points versus the first quarter of fiscal 2016. Currency headwinds, recall expenses, reduced pricing in U.S. red cells and unfavorable product mix (greater sales of plasma liquid solutions, lower sales of platelets in Japan) were only partially offset by the $2 million savings from cost reduction initiatives.

Operating expenses were $99 million as reported on a GAAP basis in the first quarters of fiscal 2017 and 2016 and included restructuring and related charges and deal amortization of $27 million and $22 million, respectively. Fiscal 2017 operating expenses also included $5 million benefit from cost reduction initiatives implemented partway through the quarter.

First quarter fiscal 2017 operating expenses included $0.3 million of incremental unfavorable currency headwind and $5 million higher restructuring and related charges than the first quarter of fiscal 2016. Additionally, fiscal 2017 expenses benefited by $5 million from cost reduction initiatives implemented partway through the quarter.

First quarter fiscal 2017 GAAP operating loss was $8 million, a $12 million decline from operating income of $4 million in the first quarter of fiscal 2016. Adjusted operating income was $19 million, down $7 million including $3 million of currency headwinds and a $3 million impact of the filter recall.

On a GAAP basis, first quarter operating margin was (4%) in fiscal 2017 and 2% in fiscal 2016. On an adjusted basis excluding restructuring and related expenses, adjusted operating margin was 9% in the first quarter, down 290 basis points from 12% in the prior year first quarter.

First quarter fiscal 2017 operating margin benefited by operating cost reductions, but was adversely impacted by increased restructuring and related charges, unfavorable currency and product mix, and the filter recall.

Interest Expense, Taxes and EPS

Interest expense associated with loans was $1.9 million in the first quarter.

The income tax provision on our GAAP pre-tax loss was 3% in the first quarter of fiscal 2017; in fiscal 2016 the tax provision was 117% of GAAP pre-tax income, as tax benefits of foreign restructuring activities were not certain and not accrued.

The income tax rate on pre-tax adjusted earnings was 24.7% in the first quarter of fiscal 2017 and 24.5% in the prior year first quarter.

First quarter losses per share on a GAAP basis were $0.20 and $0.01 cent, respectively, in fiscal 2017 and 2016. Adjusted earnings per share were $0.25 in the first quarter of fiscal 2017, down $0.10 or 29%. Both the GAAP and adjusted earnings per share included $0.06 negative impact of the leukoreduction filter recall.

Cash and free cash flow

We ended the first quarter of fiscal 2017 with $118 million of cash on hand, up $3 million from our fiscal 2016 year end. Including $8 million of net after-tax restructuring and related costs, we reported $8 million of free cash flow, defined as cash provided by operating activities, less capital expenditures. Excluding the restructuring and related charges, free cash flow was $16 million.